EXHIBIT 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

November 13, 2023

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Third Quarter 2023 Results

•
EPS of $0.04 for Q3 2023 and $0.10 for 2023 YTD.
•
Operating income of $1.7 million for Q3 2023 and $7.0 million 2023 YTD, up significantly from prior year.
•
Air and Liquid Processing segment sales increased 18% for Q3 2023 and 29% 2023 YTD compared to prior year periods with record sales 2023 YTD and another record backlog at Q3 2023.
•
U.S. forged business equipment modernization project on track for completion in Q4 2023.

Carnegie, PA, November 13, 2023 – Ampco-Pittsburgh Corporation (NYSE: AP) reported net sales of $102.2 million and $314.2 million, respectively, for the three and nine months ended September 30, 2023, compared to $99.6 million and $296.7 million for the three and nine months ended September 30, 2022, respectively. The increase is attributable to higher shipments for the Air and Liquid Processing segment.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “Despite scheduled downtime taken in Q3 for plant maintenance to align with customer downtime in the Forged and Cast Engineered Products segment, the Corporation produced another profitable quarter. Although forged engineered products sales into the steel distribution and oil and gas markets remained sluggish, and cost absorption was lower given the plant downtime taken, stronger roll pricing coupled with a decline in commodity prices and growth in the Air and Liquid segment delivered the year-over-year improvement for the quarter, expanding our operating income improvement year-to-date.”

Income from operations for the three and nine months ended September 30, 2023, was $1.7 million and $7.0 million, respectively, compared to $0.2 million and $1.8 million for the three and nine months ended September 30, 2022, respectively. The improvement was driven primarily by higher pricing, net of lower surcharges, in the Forged and Cast Engineered Products segment and a higher volume of sales in the Air and Liquid Processing segment.

In addition, operating income for the nine months ended September 30, 2023, includes a credit of approximately $1.9 million for the reimbursement of past energy costs at one of the Corporation's foreign operations by its local government (the “Foreign Energy Credit”). Included in operating income for the nine months ended September 30, 2022, is a charge of approximately $0.6 million for excess COVID-19 subsidies received in 2020 and returned in 2022 (the “Refund of Excess COVID-19 Subsidies”), and a benefit of approximately $1.4 million resulting from a change in how certain employees earn certain benefits (the “Change in Employee Benefit Policy”).

Investment-related income for the three and nine months ended September 30, 2023 and 2022 was primarily comprised of dividends declared by one of the Corporation’s Chinese joint ventures totaling $0.1 million and $0.5 million, respectively. Interest expense for the three and nine months ended September 30, 2023, increased in comparison to the same periods of the prior year due to rising interest rates and higher borrowings, in part, due to ongoing expenditures associated with the capital investment modernization program for the domestic forged business. Other – net for the three and nine months ended September 30, 2023, decreased in comparison to the prior year periods primarily due to lower foreign exchange transaction gains in the current year periods.

Net income was $0.8 million, or $0.04 per common share, and $1.9 million, or $0.10 per common share, for the three and nine months ended September 30, 2023, respectively. This compares to net income of $1.1 million, or $0.06 per common share, and $3.9 million, or $0.20 per common share, for the three and nine months ended September 30, 2022, respectively. Net income and earnings per common share for the three months ended September 30, 2023, include an after-tax benefit of $0.2 million or $0.01 per share for a cash recovery received from an insolvent asbestos-related insurance carrier (the “Asbestos-Related Credit”). Net income and common earnings per share for the nine months ended September 30, 2023, include after-tax benefits of $2.1 million or $0.11 per share associated with the Asbestos-Related Credit and the Foreign Energy Credit.

Segment Results

Forged and Cast Engineered Products

Sales for the Forged and Cast Engineered Products segment for the three and nine months ended September 30, 2023, declined slightly when compared to the same periods in the prior year primarily due to lower volume of FEP shipments as a result of reduced demand from the steel distribution and oil and gas markets. Stronger forged roll shipments more than offset weaker cast roll shipments.

Operating results for the three and nine months ended September 30, 2023, improved compared to the same periods in the prior year primarily due to improved pricing net of surcharges and, for the nine-months ended September 30, 2023, the benefit from the Foreign Energy Credit. These changes were offset in part by lower cost absorption resulting from the temporary and periodic idling of certain equipment to align production with customer demand, higher selling and administrative costs and a lower net volume of shipments.

Air and Liquid Processing

Sales for the Air and Liquid Processing segment for the three and nine months ended September 30, 2023, improved 18% and 29%, respectively, compared to the same periods in the prior year due to a higher volume of shipments for each division. Operating results improved when compared to the same periods in the prior year due primarily to improved pricing and a higher volume of sales, net of unfavorable product mix, and the Asbestos-Related Credit in the current year periods. These impacts were partly offset by higher selling and administrative costs, primarily due to higher sales commissions and costs associated with expansion of the segment’s sales distribution network, and the recognition of a $0.7 million benefit for the nine months ended September 30, 2022, resulting from the Change in Employee Benefit Policy.

Teleconference Access

Ampco-Pittsburgh Corporation will hold a conference call on Tuesday, November 14, 2023, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the third quarter ended September 30, 2023. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10183827/fade2c397e. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•
Domestic: 1-844-308-3408
•
International: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of the Corporation. This press release may include, but is not limited to, statements about operating performance, trends and events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics, profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: economic downturns, cyclical demand for our products and insufficient demand for our products; excess global capacity in the steel industry; fluctuations in the value of the U.S. dollar relative to other currencies; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials for us or our customers; limitations in availability of capital to fund our strategic plan; inability to maintain adequate liquidity to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy; inoperability of certain equipment on which we rely and/or our inability to execute our capital expenditure plan; impairment of our long-lived assets as a result of any of these, or a combination of these, risk and uncertainties; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; changes in the existing regulatory environment; inability to successfully restructure our operations and/or invest in operations that will yield the best long term value to our shareholders; consequences of global pandemics and international conflicts; work stoppage or another industrial action on the part of any of our unions; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; failure to maintain an effective system of internal control; and those discussed more fully elsewhere in Item 1A, Risk Factors outlined in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly Report on Form 10-Q. The Corporation cannot guarantee any future results, levels of activity, performance, or achievements. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2023	2022	2023	2022

Net sales	$102,218	$99,647	$314,232	$296,655

Costs of products sold (excl. depreciation and amortization)	84,490	84,101	256,333	249,700
Selling and administrative	11,821	11,089	38,101	31,941
Depreciation and amortization	4,382	4,206	13,110	13,133
Credit for asbestos litigation	(191)	-	(191)	-
(Gain) loss on disposal of assets	(6)	48	(124)	47
Total operating expenses	100,496	99,444	307,229	294,821

Income from operations	1,722	203	7,003	1,834

Other (expense) income:
Investment-related income	98	507	114	513
Interest expense	(2,468)	(1,486)	(6,784)	(3,684)
Other — net	1,959	3,174	3,424	7,019
Total other (expense) income — net	(411)	2,195	(3,246)	3,848

Income before income taxes	1,311	2,398	3,757	5,682
Income tax provision	(76)	(987)	(541)	(1,432)

Net income	1,235	1,411	3,216	4,250

Less: Net income attributable to noncontrolling interest	426	288	1,308	371
Net income attributable to Ampco-Pittsburgh	$809	$1,123	$1,908	$3,879

Net income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.04	$0.06	$0.10	$0.20
Diluted	$0.04	$0.06	$0.10	$0.20

Weighted-average number of common shares outstanding:
Basic	19,729	19,396	19,580	19,291
Diluted	19,729	19,522	19,633	19,473

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2023	2022	2023	2022

Net sales:
Forged and Cast Engineered Products	$73,625	$75,511	$228,004	$229,848
Air and Liquid Processing	28,593	24,136	86,228	66,807
Consolidated	$102,218	$99,647	$314,232	$296,655

Income from operations:
Forged and Cast Engineered Products	$1,448	$215	$7,576	$2,092
Air and Liquid Processing	3,456	2,917	9,386	8,177
Corporate costs	(3,182)	(2,929)	(9,959)	(8,435)
Consolidated	$1,722	$203	$7,003	$1,834